Exhibit (c)(7) --CONFIDENTIAL --Special Committee Discussion Materials Project Venus May 11, 2017

--CONFIDENTIAL --Disclaimer (Centerview Partners) This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by the Special Committee of the Board of Directors of HSN, Inc. (“Hero” or the “Company”) in connection with its evaluation of a proposed transaction involving the Company and for no other purpose. The information contained herein is based upon information supplied by Hero and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by the Company. Centerview has relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or any other entity, or concerning the solvency or fair value of the Company or any other entity. With respect to financial forecasts, including with respect to estimates of potential synergies, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to its financial performances, and at your direction Centerview has relied upon such forecasts, as provided by the Company’s management, with respect to the Company, including as to expected synergies. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials. The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of the Company. These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Special Committee of the Board of Directors of the Company (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of the Company or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview. 1

--CONFIDENTIAL --Disclaimer (Goldman Sachs) These materials have been prepared and are provided by Goldman Sachs on a confidential basis solely for the information and assistance of the Special Committee of the Board of Directors (the "Special Committee") of Hero (the "Company") in connection with its consideration of the matters referred to herein. These materials and Goldman Sachs’ presentation relating to these materials (the “Confidential Information”) may not be disclosed to any third party or circulated or referred to publicly or used for or relied upon for any other purpose without the prior written consent of Goldman Sachs. The Confidential Information was not prepared with a view to public disclosure or to conform to any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and Goldman Sachs does not take any responsibility for the use of the Confidential Information by persons other than those set forth above. Notwithstanding anything in this Confidential Information to the contrary, the Company may disclose to any person the US federal income and state income tax treatment and tax structure of any transaction described herein and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Company relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind. The Confidential Information has been prepared by the Investment Banking Division of Goldman Sachs and is not a product of its research department. Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, any other party to any transaction and any of their respective affiliates or any currency or commodity that may be involved in any transaction. Goldman Sachs’ investment banking division maintains regular, ordinary course client service dialogues with clients and potential clients to review events, opportunities, and conditions in particular sectors and industries and, in that connection, Goldman Sachs may make reference to the Company, but Goldman Sachs will not disclose any confidential information received from the Company. The Confidential Information has been prepared based on historical financial information, forecasts and other information obtained by Goldman Sachs from publicly available sources, the management of the Company or other sources (approved for our use by the Company in the case of information from management and non-public information). In preparing the Confidential Information, Goldman Sachs has relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, and Goldman Sachs does not assume any liability for any such information. Goldman Sachs does not provide accounting, tax, legal or regulatory advice. Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company or any other party to any transaction or any of their respective affiliates and has no obligation to evaluate the solvency of the Company or any other party to any transaction under any state or federal laws relating to bankruptcy, insolvency or similar matters. The analyses contained in the Confidential Information do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold or purchased. Goldman Sachs’ role in any due diligence review is limited solely to performing such a review as it shall deem necessary to support its own advice and analysis and shall not be on behalf of the Company. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses, and Goldman Sachs does not assume responsibility if future results are materially different from those forecast. The Confidential Information does not address the underlying business decision of the Company to engage in any transaction, or the relative merits of any transaction or strategic alternative referred to herein as compared to any other transaction or alternative that may be available to the Company. The Confidential Information is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of such Confidential Information and Goldman Sachs assumes no responsibility for updating or revising the Confidential Information based on circumstances, developments or events occurring after such date. The Confidential Information does not constitute any opinion, nor does the Confidential Information constitute a recommendation to the Special Committee, any security holder of the Company or any other person as to how to vote or act with respect to any transaction or any other matter. The Confidential Information, including this disclaimer, is subject to, and governed by, any written agreement between the Company, the Board and/or any committee thereof, on the one hand, and Goldman Sachs, on the other hand. 2

--CONFIDENTIAL --Situation Update In late 2016, Queen’s CEO conveyed verbally to Hero’s Chairman that Queen would be interested in exploring a transaction to acquire Hero with stock at a “modest premium” Hero’s Board formed a Special Committee to evaluate Hero’s long-term business plan and strategic alternatives, including a potential combination with Queen On April 4, 2017, Lion Interactive announced an agreement for Lion Ventures Group to acquire GCI and split-off combined company (“GCI Lion”) from Lion Interactive/Queen (would result in Queen becoming an asset-based stock) — Transaction included the announcement of several assets and liabilities being reattributed to Queen to allow full separation On April 26, 2017, Hero announced the resignation of CEO Mindy Grossman(1) and released preliminary financial results On May 10, 2017, after market close, Queen submitted a proposal to acquire Hero for $40.50 per share in an all-stock transaction, representing a premium of ~10% to Hero’s closing price on May 10 — Queen offered Queen A shares (1 vote per share) as consideration as opposed to Queen B shares (10 votes per share) — Offer was for a fixed dollar value per share, rather than a fixed exchange ratio Proposal implies an exchange ratio of 1.69x based on Queen’s closing stock price on May 10 and that Hero’s non-Queen shareholders would own ~11% of the pro forma company — Illustrative Hero/Queen exchange ratio as of market close on May 10 was 1.54x — Offer values Hero at 9.8x Comparable NTM EBITDA (consensus), which is +1.1x above Queen’s multiple as of May 10 Proposal follows a disappointing Hero earnings report on May 3 and a positive Queen earnings report on May 9 — Hero reported revenue below consensus and continued challenges in the retail environment; stock dropped (5)% — Queen reported strong EBITDA and EPS performance and improvement in U.S. business; stock rose 11% 3 Source: Public filings and Hero Management as of 5/10/17. (1) Resignation effective May 24, 2017.

--CONFIDENTIAL --Analysis to Be Completed Over Near-term Refresh analysis of Hero’s standalone plan and standalone valuation —Assess progress against strategic initiatives Review updated Queen consensus outlook and refine standalone valuation Update on value creation potential in combination, including impact on combined multiple Relative Hero/Queen valuation analysis —Implications of fixed share price offer as opposed to fixed exchange ratio —Illustrative exchange ratio and multiples over time —Analysis of offer in context of relative DCF values Further review of synergies and synergy sharing implied by Queen proposal Additional evaluation of precedent transaction multiples and premia Update on other potential strategic alternatives 4

--CONFIDENTIAL --Hero Analysis at Various Prices Premium to Current Share Price 0% 5% ~10% 15% 20% 25% Illustrative Offer Price Implied Exchange Ratio Diluted Shares Outstanding $37.00 1.54x 53.3 $38.85 1.62x 53.3 $40.50 1.69x 53.3 $42.55 1.77x 53.3 $44.40 1.85x 53.3 $46.25 1.92x 53.4 Queen Shareholders 89.9% 89.4% 89.0% 88.5% 88.1% 87.6% 52-Week Low 20.3% 26.3% 31.7% 38.4% 44.4% 50.4% 30-Day VWAP 1.3% 6.4% 10.9% 16.6% 21.6% 26.7% 2017 $3,637 0.67x 0.70x 0.73x 0.76x 0.78x 0.81x 2017 $307 8.0x 8.3x 8.6x 9.0x 9.3x 9.6x 2017 $2.63 14.1x 14.8x 15.4x 16.2x 16.9x 17.6x Queen offer to Hero as of 5/10/2017 Source: Public filings and Hero Management as of 5/10/17. 5 (1) Ownership based on currently available public information. Figures subject to change as more information regarding Lion / GCI transaction becomes available. Hero ownership represents non-Queen shareholders ownership only. Adjusted EBITDA is before deduction of stock based compensation expense. (2) 20183.0412.2x12.8x13.3x14.0x14.6x15.2x EPS 20183467.1x7.4x7.6x7.9x8.2x8.5x Adjusted EBITDA (2) 20183,7860.65x0.67x0.70x0.73x0.75x0.78x Revenue Fiscal Year Multiples (Management Case) 90-Day VWAP(0.0%)5.0%9.4%15.0%20.0%25.0% 52-Week High(31.5%)(28.1%)(25.0%)(21.2%)(17.8%)(14.4%) Premiums Hero Shareholders10.1%10.6%11.0%11.5%11.9%12.4% Pro Forma Ownership(1) Equity Value$1,971$2,070$2,159$2,269$2,369$2,469 Enterprise Value$2,451$2,551$2,639$2,750$2,849$2,949 Enterprise Value

-- CONFIDENTIAL --

Year-to-Date Share Price Performance

Hero and Queen



YTD Change	Stock Price
Hero	8 %
Queen	19 %

22-Feb-2017
Hero announces 4Q16 earnings, beating consensus on top and bottom line
Hero: 7.8%
Queen: 4.2%
16-Mar-2017
Wunderlich Securities reduces Hero EBITDA estimates
Hero: (0.8)%
Queen: 1.2%
26-Apr-2017[1]
Mindy Grossman steps down as CEO of HSN
Hero: 1.4%
Queen: 1.4%
03-May-2017
Hero announces 1Q17 earnings, missing revenue estimates but beating EPS estimates
Hero: (4.6)%
Queen: (1.8)%
09-Feb-2017
Hero Special Commmitee meeting with Goldman Sachs and Centerview
28-Feb-2017
Queen reports 4Q16 EPS in-line with estimates, but soft revenue growth in U.S. and zulily
Hero: (6.9)%
Queen: (5.4)%
04-Apr-2017
Queen announces conversion to an asset-based stock
Hero: 1.5%
Queen: 2.3%
09-May-2017
Queen reports 1Q17: significant improvement in U.S. gives confidence on '17E performance
Hero: 1.8%
Queen: 11.4%
$ 24.03
$ 37.00
Indexed Share Price Performance (%)
150%
140%
130%
120%
110%
100%
90%
80%
70%
60%
50%
1-Jan-2017
20-Jan-2017
8-Feb-2017
27-Feb-2017
18-Mar-2017
6-Apr-2017
25-Apr-2017
Hero
Queen

Source: Bloomberg and IBES as of May 10, 2017.
(1) Mindy Grossman's announcement occurred after close on 26-Apr-2017 and therefore the stock price reaction is shown for 27-Apr-2017.

6

Goldman Sachs | Centerview Partners

-- CONFIDENTIAL --

Share Price and Valuation Over Time

EBITDA multiple gap between Hero and Queen has narrowed significantly

		Illustrative Initial LION Discussions	Advisors Presentation to Comm. [1]	Pre-GCI/LION Deal Announcement	Pre-Hero Q1 Earnings [2]	Current
Date		**12/15/16**	**2/3/17**	**4/3/17**	**4/25/17**	**5/10/17**
Share Price	Queen	$20.33	$18.75	$19.97	$20.95	$24.03
	Hero	35.95	34.65	36.85	36.10	37.00
	Illustr. Ex. Ratio	***1.77x***	***1.85x***	***1.85x***	***1.72x***	***1.54x***
NTM Comparable[3] P/E	Queen	10.8x	10.1x	11.5x	12.1x	13.2x
	Hero	12.8x	12.7x	14.2x	13.9x	14.3x
	Hero Premium / Disc.	***+2.0x***	***+2.6x***	***+2.7x***	***+1.8x***	***+1.1x***
	Peer Average[4]	16.3x	14.6x	15.5x	15.7x	21.5x
NTM Comparable[3] EV / EBITDA	Queen	7.9x	7.6x	8.1x	8.3x	8.7x
	Hero	8.3x	8.3x	9.1x	8.9x	9.1x
	Hero Premium / Disc.	***+0.4x***	***+0.7x***	***+0.9x***	***+0.6x***	***+0.3x***
	Peer Average[4]	8.2x	7.6x	7.6x	7.7x	7.9x

Source: Public filings and Factset as of May 10, 2017.
(1) Special Committee meeting occurred on February 9, 2017; however, pricing data was as of February 3.
(2) Pre-hero earnings is the day prior to Hero's press release disclosing Grossman's resignation and preliminary 1Q17 earnings.
(3) Comparable EBITDA calculated after deduction of stock-based compensation expense from Adjusted EBITDA. Comparable EPS is calculated after deduction of stock-based compensation expense and before deduction of after-tax intangible amortization from EPS.
(4) Peers include BBY, DKS, FL, FOSL, GNC, TIF, ULTA, BBBY, ETH, PIR, RH, WSM, DDS, KSS, M, JWN, ROST, TGT, TJX, WMT, NILE, EBAY, OSTK.

7

Goldman Sachs
CENTERVIEW PARTNERS

--CONFIDENTIAL --Illustrative Last 2 Years Exchange Ratio Over Time 3.10 x hip 2.90 x 2.70 x 2.50 x 2.30 x 2.10 x 1.90 x Current Offer: 1.69x 1.70 x 1.54 x 1.50 x May-2015 Sep-2015 Feb-2016 Jul-2016 Dec-2016 Apr-2017 8 Source: Company filings, Bloomberg as of May 10, 2017. (1) (2) Exchange ratio defined as Queen series A shares per Hero shares. Based on April 30, 2017 Queen number of series A and B shares outstanding. Exchange Ratio Analysis Share Price Exchange Implied Premium Implied Hero Owners Queen Hero Ratio¹ to Current Price (non-Queen)² Current $ 24.03 $ 37.00 1.54 x 0% 10% 1 Month Avg. 21.44 36.48 1.70 x 11% 11% 3 Month Avg. 20.26 36.82 1.82 x 18% 11% 6 Month Avg. 20.13 36.36 1.81 x 17% 11% 1 Year Avg. 21.47 40.79 1.90 x 23% 12% 2 Year Avg. 24.21 49.33 2.02 x 31% 12 % Favorable for Hero 2Y Average = 2.02 x 1Y Average = 1.90 x Favorable for Queen

-- CONFIDENTIAL --

Summary of Hero and Queen Earnings

Hero (May 3, 2017)[1]

- Revenue of $785mm, (4)% YoY, vs. $796mm FactSet consensus as of April 26 when Hero reported preliminary Q1 results
  - HSN: $560mm, (3)% YoY
  - Cornerstone: $225mm, 1% YoY excl. divestiture
  - eCommerce: 3% YoY excl. divestiture
- Average price point $62.99 vs $59.99 in Q1'16, 5%; units shipped 13.8mm vs 15.0mm in Q1'16, (8)%
- Adj. EBITDA $54mm
- Diluted and adjusted EPS of $0.40 vs $0.35 FactSet consensus as of April 26 and $0.54 in Q1'16
- Mindy Grossman resigned as CEO effective May 24, 2017
- Stock reaction: (4.6)% vs. Queen (1.8)% and S&P 0.1%

Key takeaways:

- Continuing efforts in customer acquisition despite noise in the environment
- Continued strong performance among loyal customers
- Management is bullish on the outlook of the back half of the year

Queen (May 9, 2017)

- Revenue of $2.0bn, (2)% YoY
  - U.S.: $1.4bn, (3)% YoY, great improvement from Q4, despite ~1.5% of headwind due to the absence of a leap year
  - International: $595mm, (2)% YoY, or 2% constant currency
  - Zulily: $359mm, 1% YoY
  - eCommerce: $733mm vs. $698mm in Q1'16, 5% YoY
- Average selling price of $57.14 vs. $60.03 in Q1'16, (5)% YoY; units sold 1% YoY
- Queen adj. OIBDA $434mm vs. $415mm in Q1'16
- Queen diluted and adjusted LTM EPS of $1.78
- Stock reaction: 11.4% vs. Hero 1.8% and S&P (0.1)%

Key takeaways:

- Strong improvement in U.S. performance giving confidence to the market that the U.S. turnaround is on track
- Share repurchase stays a priority of capital allocation strategy

Source: Company filings
(1) Hero pre-leased their earnings on April 26 as part of the announcement of Mindy Grossman's departure from the Company.

9

Goldman Sachs | CENTERVIEW PARTNERS

-- CONFIDENTIAL --

Market Reaction to Hero and Queen Earnings

Hero

	Pre-Hero Earnings [1]	Pre-Queen Earnings	Current
Date	**4/25/2017**	**5/8/2017**	**5/10/2017**
Stock Price	$36.10	$36.40	$37.00
% Change		0.8%	1.6%
Avg. Price Target	$42.13	$40.89	$40.89
% Change		(2.9%)	0.0%
2018 Estimates			
Revenue	$3,624	$3,596	$3,596
% Change		(0.7%)	0.0%
Comparable EBITDA [2]	$286	$285	$285
% Change		(0.3%)	0.0%

"…Lowering our Q2 estimates given commentary that the overall retail environment remains challenging, as well as management's caution that upcoming plans to clear outdated inventory will likely put pressure on gross margin."

– Craig Hallum (May 3 , 2017)

"Sales to HSN's top customers were up in 1Q and churn is improving, but new customer acquisition remains tough… We think it will take time for [their] marketing efforts to have a meaningful impact, and meanwhile, will partly offset any cost cuts. We are modelling -2%/-1%/-1% sales at HSN in 2Q/3Q/4Q."

– Bank of America (May 3, 2017)

Queen

	Pre-Hero Earnings [1]	Pre-Queen Earnings	Current
Date	**4/25/2017**	**5/8/2017**	**5/10/2017**
Stock Price	$20.95	$21.27	$24.03
% Change		1.5%	13.0%
Avg. Price Target	$27.49	$27.49	$28.29
% Change		0.0%	2.9%
2018 Estimates			
Revenue	$10,656	$10,643	$10,666
% Change		(0.1%)	0.2%
Comparable EBITDA [2]	$1,935	$1,934	$1,960
% Change		(0.1%)	1.4%

"Results demonstrated that QVC's US turnaround is on track, with segment sales down (2.6%) …vs. our (5%)estimate. Sales and margins were weaker than expected at zulily. We are raising our 2017 EPS by $0.06 to $1.77 on a higher QVC sales and margin outlook."

– BAML (May 9, 2017)

"…If current trends hold QVC could have significant growth in the US in 2H17 when comps get much easier. This is supportive of our thesis that QVC's sales approach can coexist with Amazon much better than traditional brick and mortar retail."

– FBR (May 9, 2017)

Source: Wall Street Research, Bloomberg, and Factset as of 5/10/17.
(1) Pre-hero earnings is the day prior to Hero's press release disclosing Grossman's resignation and preliminary 1Q17 earnings.
(2) Comparable EBITDA is after deduction of stock-based compensation expense.

10

Goldman Sachs

CENTERVIEW PARTNERS

-- CONFIDENTIAL --

GCI-Lion Transaction Summary

On April 4, 2017 Lion Interactive announced an agreement for Lion Ventures Group to acquire GCI and split-off combined company (*"GCI Lion"*) from Lion Interactive/Queen

- Lion Interactive acquires GCI in a $2.68bn enterprise value transaction
- Transaction structured so that Lion Interactive contributes assets to a new entity, GCI Lion, in exchange for ~77% ownership (84% voting)
  - GCI shareholders receives $32.50 / share ($27.50 / share of common GCI Lion stock and $5.00 / share of new voting preferred stock)
- Reattribute exchangeable bonds, ILG shares, portfolio of Green Energy Investments and cash to Queen Group pre-closing
- Lion Interactive will pursue tax-free separation of its stake in GCI Lion by redeeming Ventures Group tracking stock for GCI Lion shares
- Remaining Lion Interactive Entity will be renamed Queen
- GCI Lion (GLIB) and Queen Group will trade as separate asset based stocks



LIBERTY INTERACTIVE CORPORATION
Pre-Transaction
QVC GROUP
LIBERTY VENTURES
(Tracking Stock)
(Tracking Stock)
QVC
HSN
zulily
ILG
Green Energy Investments
Exchangeable Bonds
Charter Comm.
Lion Broadband
LendingTree
FTD
evite
Giggle
Other Private Assets
Post-Transaction
Reattributed along with ~$329mm of cash
Queen Group
(Asset Backed Stock)
QVC
zulily
HSN
Green Energy Investments
ilg
Exchange-able Bonds
GCI Lion
(Asset Backed Stock)
GCI
Charter Communications
Lion Broadband
LendingTree
FTD
evite
Giggle

Source: Public filings and presentations.

11

Goldman Sachs | CENTERVIEW PARTNERS

--CONFIDENTIAL --Queen Analyst Reactions to GCI-Lion Transaction Analyst coverage of the deal has generally been positive, downplaying uncertainties around the exchangeable debentures and focusing on the benefits an asset-backed stock “[Investors are] looking carefully at the NPV of the deferred tax liability being transferred to QVC from Ventures offset by effective reinvestment returns on the cash tax savings afforded by the Exchangeable debenture transfer(s)… [however], QVC price target vastly more affected by operational execution – current stock price has more than enough buffer for any Exchangeable issues” Wunderlich “We believe the transaction will be largely beneficial for QVC Group's long-term prospects (& valuation) and its shareholders, as it… reduces the discount associated with the tracking stock structure… [and] creates greater flexibility for strategic M&A & a more effective currency for mgmt compensation” UBS “QVC will be converted from a tracking stock into a asset-based stock. Liberty listed as positives for the QVC equity - reducing the tracking stock discount and potential inclusion into indices, both of which we agree with. The conversion should also increase the size of the potential investor base for the stock…. This transaction is a positive for QVC's equity and is another reason to buy the stock” Aegis “We think the reaction at QVC was less than it should have been and after revising our valuation model and running the numbers… As far as the thought this deal could be bad for QVC due to the transfer of the exchangeable debentures and related potential future tax liability, after running the numbers we have to say this isn’t the case” FBN 12 Source: Wall Street Research.

Appendix Detail on GCI-LION Transaction

-- CONFIDENTIAL --

Overview of Assets / Liabilities Reattributed to Queen

		Stated Value	Overview / Description
Assets	Cash	$329mm	▪ Final cash amount to be determined at close based on valuations and results of exchange offer for 1.75% Charter Exchangeable notes
	Interval Leisure Group	$260mm (After-Tax)	▪ ~$2.5bn publicly-traded, NASDAQ-listed provider of membership and leisure services to the vacation industry ▪ Former subsidiary of IAC founded in 1976 ▪ Lion Interactive holding represents ~12.8% of shares
	Green Energy Investments	$138mm	▪ Certain alternative energy investments held by Ventures Group ▪ Generally operate at a loss but provide some favorable tax attributes ▪ Lion Interactive recorded a ~$98mm impairment related to these investments in 2015
	Tax Benefits (Stock Options)	$23mm	▪ Relate to prior spin-offs, but further detail not provided
Total		**$750mm**	
Liabilities	Exchangeable Debentures and Related Net Tax Attributes	$750mm	▪ Reflects Sprint/CTL 4% notes due 2029, Sprint/CTL 3.75% notes due 2030, and MSI 3.5% notes due 2031 ▪ Debt securities with exchangeability into an underlying basket of securities (or cash equal to fair market value) ▪ Allow for tax deductions in excess of cash coupon under contingent payment debt instrument (CPDI) rules

Source: Public filings and presentations.
Note: Dollars in millions.

14

Goldman Sachs
CENTERVIEW PARTNERS

--CONFIDENTIAL --Key Observations on the Assets / Liabilities Reattribution to Queen The assets being transferred to Queen group (other than cash) may not have strategic value to Queen and appear to have been selected to fill a value gap given need to transfer exchangeable debt The Queen investor presentation is somewhat unclear on how the total liabilities of $750mm were calculated related to the exchangeable debentures that are being reattributed to Queen — The face value is over $1.2bn and the deferred tax liability (“DTL”) related to the exchangeable debentures that is also being reattributed to Queen is $1.4bn (as of 12/31/2016) It appears that Lion is: — Looking at fair value of exchangeable debentures (stated to be $859mm) rather than face value — Discounting the DTL from maturity dates (2029+) to today — Offsetting the DTL with present value of excess tax benefits generated by CPDI tax treatment The proxy, which could take several weeks (or potentially much longer) to be filed, will provide further detail on how Lion derived the $750mm of assets and liabilities The exchangeable debt that is being reattributed to Queen were issued prior to the time when the IRS curtailed the ability to take advantage of CPDI tax treatment for exchangeables The IRS challenged the tax treatment of Lion’s exchangeables, but Lion reached a settlement with the IRS in 2008 — Lion can’t move the exchangeables to GCI Lion as that would cause the DTL to be immediately recognized and to lose its grandfather protection. This is the most likely reason why the exchangeables are reattributed to Queen 15